FILED PURSUANT TO RULE 424b3
                                                 REGISTRATION NO. 333-72405


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 12, 1999)

                   -------------------------------------------

                              PROSPECTUS SUPPLEMENT

                    -----------------------------------------

                            R-TEC TECHNOLOGIES, INC.
                                1,250,000 SHARES
                                  COMMON STOCK

            This prospectus supplement supplements the prospectus dated November 12, 1999 (the "Prospectus"), to which this prospectus supplement is attached. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. All capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the Prospectus.

                     ---------------------------------------

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.


           The date of this prospectus supplement is January 7, 2000.

                                    Page S-1

                              PURPOSE OF SUPPLEMENT

            On December 7, 1999, R-Tec amended its placement agent agreement with Thornhill Group, Inc. in the following respects:

|_| Thornhill's commission was lowered from 10% to 9%
|_| Thornhill's non-accountable expense allowance was lowered from 3% to 2.25% |_| The exercise price of warrants issuable to Thornhill was increased from
    $8.00 per share to $13.20 per share
|_| Thornhill's right of first refusal to act as placement agent for two years following the conclusion of the offering was deleted

The effect of amending the placement agent agreement is to increase R-Tec's net proceeds by $175,000 if all shares are sold; $87,500 if 62,500 shares are sold; and $17,500 if the minimum is sold. R-Tec will use the additional net proceeds resulting from the amendment for research and development.

            On December 14, 1999, R-Tec amended its consulting contract with Stenton Leigh Capital Corp. to reduce its twelve-month consulting fee from $5,000 per month to $2,000 per month. The agreement was amended again on January 6, 2000 to eliminate reimbursement for expenses.

SUPPLEMENTAL INFORMATION TO "THE OFFERING" (Prospectus Cover)

The Offering
------------
                                    Public Price   Commissions   Total to R-Tec
                                    ------------   -----------   --------------
Per Share......................     $       8.00   $       .72   $         7.28

Proceeds to R-Tec from
  Minimum Offering.............     $  1,000,000   $    90,000   $      910,000

Proceeds to R-Tec from
  Maximum Offering.............     $ 10,000,000   $   900,000   $    9,100,000


SUPPLEMENTAL INFORMATION TO "THE OFFERING" (Prospectus page 4)


 Estimated Net Proceeds
 (assuming the minimum
 number of shares offered
 are sold)..........................................................$   807,500

 Estimated Net Proceeds
 (assuming all offered
 shares are sold)...................................................$ 8,795,000

                                    Page S-2

SUPPLEMENTAL INFORMATION TO "DILUTION" (Prospectus page 8)

            As of June 30, 1999, R-Tec's common stock had a deficit in net tangible book value of $(590,805) or approximately $(.20) per share. The following table sets forth the difference between the price to be paid by new shareholders and the negative net tangible book value per share at June 30, 1999, as adjusted to give effect to this offering.


                                                            1,250,000 shares          625,000 shares            125,000 shares
                                                                  sold                     sold                      sold


Assuming a public offering price of                                   $8.00                $8.00                     $8.00

Net proceeds to R-Tec                                         $8,795,000.00        $4,357,500.00               $807,500.00

Net tangible book deficit per share for existing                     ($0.20)              ($0.20)                   ($0.20)
shareholders before offering

Increase per share attributable to payment of                         $2.12                $1.24                     $0.27
shares purchased by new investors

Pro forma net tangible book value  after offering                     $1.92                $1.04                     $0.07

Dilution per share to new investors                                   $6.08                $6.96                     $7.93


                                    Page S-3

SUPPLEMENTAL INFORMATION TO "USE OF PROCEEDS" (Prospectus pages 9-11)

            The chart below represents the use of proceeds if $10,000,000 of common stock is sold. Sale of 1,250,000 of the shares offered would provide sufficient funds for R-Tec to operate 36 to 48 months without revenue.

                                                                     ESTIMATED
                                                                     PERCENT OF
PURPOSE                                       AMOUNT                 PROCEEDS
-------                                       ------                 --------
Research and Development Activities      $2,546,080.00               28.95%
Salary Expense                            2,135,000.00               24.28%
Parts and Supplies Expense                  800,000.00                9.10%
Office Expense                            1,853,920.00               21.08%
Patent Expense                              450,000.00                5.12%
Sales and Marketing Expense                 500,000.00                5.69%
Travel Expense                              100,000.00                1.14%
Insurance Expense                           350,000.00                3.98%
Existing Debt                                60,000.00                 .68%

Total                                    $8,795,000.00                 100%


Offering Expenses                           305,000.00
Commissions                                 900,000.00


                                    Page S-4

           The chart below represents the use of proceeds if the 625,000 shares offered are sold. Sale of the 625,000 shares offered would provide sufficient funds for R-Tec to operate 24 to 36 months without revenue.

                                                                     ESTIMATED
                                                                     PERCENT OF
PURPOSE                                           AMOUNT             PROCEEDS
-------                                           ------             ---------
Research and Development Activities           $1,767,420.00           40.56%
Salaries Expense                               1,100,000.00           25.24%
Parts and Supplies Expense                       226,160.00            5.19%
Office Expense                                   353,920.00            8.12%
Sales and Marketing Expense                      200,000.00            4.59%
Patent Expense                                   450,000.00           10.33%
Travel Expense                                    50,000.00            1.15%
Insurance Expense                                150,000.00            3.44%
Existing Debt                                     60,000.00            1.38%

Total                                         $4,357,500.00          100.00%


Offering Expenses                                192,500.00
Possible Commissions                             450,000.00


                                    Page S-5

        The chart below represents the use of proceeds if the Minimum number of shares offered are sold. Mr. Scola, Mr. Lacqua and Ms. Vitolo would defer a portion of their salaries, if necessary, until sufficient funds were available. We may be able to retain our present employees and hire three additional employees for $82,500 within the budget stated below. If the anticipated budget is inadequate, we will hire the additional employees and defer officers' salaries to the extent necessary. Sale of the 125,000 shares offered would provide sufficient funds for R-Tec to operate 12 months without revenue.

                                                                     ESTIMATED
                                                                     PERCENT OF
PURPOSE                                        AMOUNT                PROCEEDS
-------                                        ------                --------
Research and Development Activities          $167,500.00              20.74%
Salaries Expense                              232,500.00              28.79%
Parts and Supplies Expense                     80,000.00               9.91%
Office Expense                                150,000.00              18.58%
Sales and Marketing Expense                    90,000.00              11.15%
Patent Expense                                 27,500.00               3.41%
Travel Expense                                 20,000.00               2.48%
Insurance Expense                              40,000.00               4.95%
Existing Debt                                                          0.00%

Total                                        $807,500.00             100.00%

Offering Expenses                             102,500.00
Commissions                                    90,000.00


                                    Page S-6

SUPPLEMENTAL INFORMATION TO "PLAN OF DISTRIBUTION" (Prospectus page 26)

            Until the minimum number of shares are subscribed, all subscription payments will be deposited into an interest-bearing bank escrow account at the Bank of New York. All checks received from subscribers will be transmitted directly to the Bank of New York escrow account by noon of the next business day following receipt by Thornhill or its Selling Group. If less than the minimum number of shares are subscribed within three months after the effective date of this prospectus or within six months after the effective date if we elect to exercise the option to obtain an extension of the offering period, all proceeds will be promptly refunded in full, with interest, and without any deduction of expenses. Upon sale of the minimum number of shares, the escrow will be terminated and subscriptions will go directly to R-Tec. This offering will end on the earlier of the following:

            (1) three months from the effective date of this prospectus if the minimum number of shares are not sold and fully paid for, or within six months from the effective date if we elect to exercise the option to obtain this extension,

            (2) the sale of the 1,250,000 shares,

            (3) twelve months after the effective date of this prospectus or the date on which R-Tec decides to close the offering, which will not exceed twelve months from the effective date of this prospectus.

            On December 7, 1999, R-Tec entered into a best efforts agency agreement with Thornhill Group, Inc. of Boca Raton, Florida, under which Thornhill agreed to act as exclusive placement agent for this offering. The agreement provides that Thornhill will be paid:

o  9% of the gross proceeds of the offering as commission
o 2.25% of the gross proceeds of the offering as a non-allocable expense allowance
o Warrants to purchase 12,500 shares for $13.20 per share for every $1,000,000 in gross proceeds raised by the Company. The warrants will be restricted from sale, transfer, assignment or hypothecation for one year from January 7, 2000, except to officers or partners (but not directors) of Thornhill and members of any selling group or their officers or partners

            On December 14, 1999, R-Tec entered into a consulting agreement with Stenton Leigh Capital Corp. of Boca Raton, Florida to provide financial consulting services. The consulting agreement as amended provides that Stenton Leigh will be paid $2,000 per month for a period of twelve months beginning at such time as R-Tec has raised $2,000,000 in this offering. The agreement was amended again on January 6, 2000 to eliminate reimbursement for expenses.


                                    Page S-7

SUPPLEMENTAL INFORMATION TO "COMMON STOCK PURCHASE AGREEMENT"
(Prospectus page 29)

                         COMMON STOCK PURCHASE AGREEMENT

TO: Thornhill Group, Inc., Escrow. 1900 Corporate Blvd., Suite 305 West,
    Boca Raton, FL 33431.
    Telephone: (561) 241-9921

            Please issue shares of R-Tec Technologies, Inc.'s common stock in the amount(s) and name(s) shown below. My signature acknowledges that I have received the PROSPECTUS DATED NOVEMBER ___, 1999, by which the shares are offered.

Signature:______________________________        Date:__________________

Enclosed is payment for ______ shares, at $8.00 per share, totaling $________. Please make checks payable to "Bank of N.Y., Escrow, R-Tec," and indicate account #301472 in legend of check.

       Name:_________________________________________________________________

       Mailing Address:______________________________________________________

       City:_______________________ State:_______________  Zip Code:_________

       Telephone No.,______________________ Business,____________________ Home

       Social Security or Taxpayer ID Number:_________________________________

Please check one of the following:

  ___ My income has exceeded $200,000 for the last 2 years and I expect my income to exceed $200,000 this year.

  ___ My income has not exceeded $200,000 for the last 2 years.

Minimum Investment is $504.00  (U.S. Dollars) (63 shares)

Register the shares in the following name(s) and amount(s):

                Name                                         Number of Shares

A)______________________________________                    ________________

B)______________________________________                    ________________

C)______________________________________                    ________________

As (Circle One Below):

Individual                       Joint Tenants                      Trust
Tenants in Common                Corporation                        Other


                                    Page S-8

If you would like your stock to be transferred to your Brokerage Account complete this section. (Complete only if shares will be in the name of the Brokerage Firm)

   Name on Account:__________________ _____________________________________

   Name of Brokerage Firm:_________________________________________________

   Mailing Address of Brokerage Firm:_________________________________________

   City:________________________ State:______________  Zip Code:______________

   Telephone Number of Broker:______________________________________________

Social Security Number or Taxpayer I.D. Number:______________________________

Broker Account Number:________________________________________________________

                                WIRE INSTRUCTIONS
                                ----------------
Routing No. (ABA) 021000018 (Bank of New York)
Beneficiary: GLA-111/565

Account No. 301472

Date Wired:______________________________________

Amount Wired:____________________________________

Confirm Bank Wire with R-TEC at (888) 299-7832

            Please make checks payable to "Bank of N.Y., Escrow, R-Tec," and indicate account #301472 in legend of check.

            Please attach any special mailing instructions other than shown above. You will be mailed a signed copy of this agreement to retain for your records.

                 -------------------------------------------


SUBSCRIPTION ACCEPTED BY R-TEC TECHNOLOGIES, INC.:

______________________________                  Dated___________________
Marc M. Scola, Esq.
V.P. & General Counsel



                                    Page S-9

                              VIRGINIA SUBSCRIBERS

Virginia subscribers must meet the following suitability requirement:

I certify that I am (initial blank) ________ a person who (a) has an annual income of $60,000 and a net worth of at least $60,000 or (b) has a net worth of at least $225,000 (in each case excluding home, home furnishings, and personal automobiles) and that I am not investing more than 10% of my readily marketable assets in this offering.

MAIL TO:


       Thornhill Group, Inc., Escrow, 1900 Corporate Blvd., Suite 305 West
                            Boca Raton, Florida 33431
                            Telephone: (561) 241-9921

                  Incomplete Forms will be returned to Sender.





                                   Page S-10